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                                    EXHIBIT 12.1   RATIO OF EARNINGS TO FIXED CHARGES.

                                                                               For the Years Ended
                                                                                   December 31,
                                                             -------------------------------------------------------
                                                                1997            1996           1995           1994
                                                             ---------        --------       --------       --------
                                                                                  (In thousands)
Pretax loss from continuing operations....................    $(168,056)       $(87,986)      $(17,233)     $(1,674)

Add back:
   Losses from less-than-50%-owned persons................        2,286           4,503          4,327          551
   Fixed charges:
     Interest, whether expensed or capitalized, including
       amortization of deferred financing costs...........       43,569          20,756             30           --
                                                              ---------        --------       --------      -------

Adjusted earnings.........................................     (122,201)        (62,727)       (12,876)      (1,123)
Fixed charges.............................................      (43,569)        (20,756)           (30)          --
                                                              ---------        --------       --------      -------
Ratio of earnings to fixed charges........................
Amount of coverage deficiency.............................    $(165,770)       $(83,483)      $(12,906)     $(1,123)
                                                              =========        ========       ========      =======
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